Exhibit (d)(29)

AMENDMENT TWO

DATED JULY 1, 2023 TO THE

AMENDED AND RESTATED

INVESTMENT MANAGEMENT AGREEMENT

for the MassMutual Mid Cap Growth Fund

WHEREAS, Massachusetts Mutual Life Insurance Company ("MassMutual") and MassMutual Select Funds (the "Trust") entered into an Amended and Restated Investment Management Agreement (the "Agreement"), effective as of November 21, 2011, as amended, relating to the MassMutual Select Mid Cap Growth Equity II Fund (now known as the MassMutual Mid Cap Growth Fund) (the "Fund"); and

WHEREAS, MassMutual assigned the Agreement to its wholly-owned affiliate, MML Investment Advisers, LLC ("MML Advisers"), effective April 1, 2014; and

WHEREAS, MML Advisers and the Trust desire to amend the compensation of MML Advisers as described in the Agreement; and

WHEREAS, Section 7 of the Agreement pennits the Agreement to be amended by mutual consent of the parties;

NOW THEREFORE, IT IS AGREED THAT:

1.	Capitalized terms used herein but not otherwise defined shall have the meanings given to those terms in the Agreement.

2.	Section 4 of the Agreement is hereby deleted in its entirety and replaced with the following:

The Trust agrees to pay the Manager and the Manager agrees to accept as full compensation for the performance of all functions and duties on its part to be performed pursuant to the provisions hereof, a fee at the annual rate of 0.67% on the first $2 billion of the average daily net assets of the Fund, and 0.62% on assets in excess of $2 billion, determined at the close of the New York Stock Exchange on each day that the Exchange is open for trading and paid on the last day of each month. The Trust hereby agrees with the Manager that any entity or person associated with the Manager which is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Trust and any Fund which is permitted by Section 1 l(a) of the Securities Exchange Act of 1934, as amended, and Rule 11 a2-2(T) thereunder, and the Trust hereby consents to the retention of compensation for such transactions in accordance with Rule l la2-2(T)(a)(2)(iv).

3.	Except as expressly amended hereby, all provisions of the Agreement remain in full force and effect and are unchanged in all other respects.

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Amendment to be executed by their duly authorized officers or other representatives as of the day and year first above written.

MML INVESTMENT ADVISERS, LLC

By:	/s/ Douglas Steele
Name: Douglas Steele
Title: Vice President

MASSMUTUAL SELECT FUNDS on behalf of the MassMutual Mid Cap Growth Fund

By:	/s/ Renee Hitchcock
Name: Renee Hitchcock
Title: CFO and Treasurer